ZAGG INCORPORATED AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31, 2010	March 31, 2009

Net sales	$8,775,559	$8,090,951
Cost of sales	3,831,857	2,895,143

Gross profit	4,943,702	5,195,808

Operating expenses:
Advertising and marketing	1,061,050	1,454,871
Selling, general and administrative	2,550,860	2,137,045

Total operating expenses	3,611,910	3,591,916

Income from operations	1,331,792	1,603,892

Other income (expense):
Interest expense	(71,529)	(2,442)
Interest and other income	6,710	42,048

Total other (expense) income	(64,819)	39,606

Income before provision for income taxes	1,266,973	1,643,498

Income tax provision	(475,897)	(615,258)

Net income	$791,076	$1,028,240

Basic net income per common share	$0.04	$0.05

Diluted net income per common share	$0.03	$0.05

Weighted average number of shares outstanding - basic	21,719,274	19,185,642

Weighted average number of shares outstanding - diluted	23,370,610	19,869,440

ZAGG INCORPORATED AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCICAL INFORMATION TO GAAP
(Unaudited)

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principals (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

		Three months ended
		March 31, 2010	March 31, 2009

Net income in accordance with GAAP		$791,076	$1,028,240

Add/(less):

b.	Stock based compensation expense	242,070	107,634
c.	Depreciation and amortization	73,501	52,246
d.	Provision for income taxes	475,897	615,258
e.	Other expense (income)	64,819	(39,606)

Adjusted EBITDA		$1,647,363	$1,763,772

Diluted Adjusted EBITDA per common share		$0.07	$0.09

Weighted average number of shares outstanding - diluted		23,370,610	19,869,440

ZAGG INCORPORATED AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2010	December 31, 2009

ASSETS

Current assets
Cash	$5,133,439	$4,970,756
Accounts receivable, net	4,615,039	5,450,722
Inventories	4,449,077	3,695,840
Prepaid expenses and other current assets	2,912,604	1,911,355
Convertible bridge loan	1,151,000	1,151,000
Deferred income tax assets	255,653	255,653

Total current assets	18,516,812	17,435,306

Property and equipment, net	878,034	887,705

Deferred income tax assets	446,154	446,154

Deposits and other assets	27,047	9,688

Intangible assets, net	116,521	119,627

Total assets	$19,984,568	$18,898,480

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$2,335,885	$2,781,425
Accrued liabilities	1,713,564	1,252,461
Accrued wages and wage related expenses	160,754	164,495
Deferred revenue	279,789	262,937
Sales returns liability	517,392	550,201

Total current liabilities	5,007,384	5,011,519

Total liabilities	5,007,384	5,011,519

Stockholders' equity

Common stock, $0.001 par value; 50,000,000 shares authorized; 21,733,279 and 21,711,862 shares issued and outstanding, respectively	21,732	21,712
Additional paid-in capital	9,536,450	9,239,285
Cumulative translation adjustment	(110,076)	(112,039)
Retained earnings	5,529,078	4,738,003

Total stockholders' equity	14,977,184	13,886,961

Total liabilities and stockholders' equity	$19,984,568	$18,898,480